I

LAURENCE SOOKOCHOFF P.Eng

CONSENT OF EXPERT

This Consent of Expert (the "Consent") is granted this l4th day of June, 2007 by Sookochoff Consultants Inc., (the "Expert") to Bow Valley Ventures, Inc., (the "Company"), to be effective as of the date of signing.

Pursuant to Item 601(b)(23) of Regulation S-B, the Expert hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the Expert and/or Expert's biographical information for the purposes of filing a prospectus with the Securities and Exchange Commission, to be made publicly available. Additionally, Expert consents to the use of the Company's summary of the Expert's "Bow Valley Ventures Inc. Geological Evaluation Report on the New Year No. 1 Lode Mineral Claim,” contained throughout the Company’s Form SB-2 filed herewith. Furthermore, Expert consents to being listed as an “Expert” herein. The Expert acknowledges that any professional judgment on his behalf may produce an impact on the company’s operating strategies and financing strategies.

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IN WITNESS WHEREOF, Sookochoff Consultants Inc. hereby consent to therefore said conditions and circumstances and agree to be named an expert pursuant to 7(a) of the Securities Act.

SOOKOCHOFF CONSULTANTS INC.

/s/ Laurence Sookochoff

Laurence Sookochoff

President